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                AMENDMENT TO CUSTODIAN AGREEMENT


         Amendment made as of December 17, 1990 (the

"Amendment"), between ALLIANCE SHORT-TERM MULTI-MARKET TRUST INC.

(the "Fund") and Brown Brothers Harriman & Co. (the "Custodian")

to the Custodian Agreement dated March 27, 1989, between the Fund and the Custodian (the "Custodian Agreement").

         In consideration of the mutual covenants and agreements

herein contained, the Fund and the Custodian agree that the

Custodian Agreement is hereby amended as follows:

         1.   The last sentence of Section 2D, Purchases, is

amended to read in its entirety as follows:

         "However, (i) in the case of repurchase agreements entered into by the Fund, the Custodian (as well as an Agent) may release funds to a Securities System or to a Subcustodian prior to the receipt of advice from the Securities System or Subcustodian that the securities underlying such repurchase agreement have been transferred by book entry into the Account (as defined in Section 2U) of the Custodian (or such Agent) maintained with such Securities System or Subcustodian, so long as such payment instructions to the Securities System or Subcustodian include a requirement that delivery is only against payment for securities, (ii) in the case of foreign exchange contracts, options, time deposits, call account deposits, currency deposits, and other deposits, contracts or options pursuant to Sections 2J, 2L, 2M and 2N, the Custodian may make payment therefor without receiving an instrument evidencing said deposit, contract or option so long as such payment instructions detail specific securities to be acquired, and (iii) in the case of securities in which payment for the security and receipt of the instrument evidencing the security are under generally accepted trade practice or the terms of the instrument representing the security expected to take place in different locations or through separate parties, such as commercial paper which is indexed to foreign currency exchange rates, derivatives and similar securities, the Custodian may make payment for such securities prior to



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         delivery thereof in accordance with such generally
         accepted trade practice or the terms of the instrument representing such security."

         2. Section 2F, Sales of Securities, is amended to read

in its entirety as follows:

         "Upon receipt of proper instructions, to make delivery of securities which have been sold for the account of the Fund, but only against payment therefor (1) in cash, by a certified check, bank cashier's check, bank credit, or bank wire transfer, or (2) by credit to the account of the Custodian with a clearing corporation of a national securities exchange of which the Custodian is a member, or (3) by credit to the account of the Custodian or an Agent of the Custodian with a Securities System; provided, however, that (i) in the case of delivery of physical certificates or instruments representing securities, the Custodian may make delivery to the broker buying the securities, against receipt therefor, for examination in accordance with "street delivery" custom, provided that the payment therefor is to be made to the Custodian (which payment may be made by a broker's check) or that such securities are to be returned to the Custodian, and (ii) in the case of securities referred to in clause (iii) of the last sentence of Section 2D, the Custodian may make settlement, including with respect to the form of payment, in accordance with generally accepted trade practice relating to such securities or the terms of the instrument representing said security."

         3.   Section 2P, Collections, is amended to read in its

entirety as follows:

              "(i) To collect, receive and deposit in said account or accounts all income, payments of principal and other payments with respect to the securities held hereunder, and in connection therewith to deliver the certificates or other instruments representing the securities to the issuer thereof or its agent when securities are called, redeemed, retired or otherwise become payable; provided, that the payment is to be made in such form and manner and at such time, which may be after delivery by the Custodian of the instrument representing the security, as is in accordance with the terms of the instrument representing the security, or such proper instructions as the Custodian may receive, or governmental regulations, the rules of Securities


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         Systems or other U.S. Securities depositories and
         clearing agencies or, with respect to securities referred to in clause (iii) of the last sentence of
         Section 2D, in accordance with generally accepted trade practice; (ii) to execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to securities of the Fund or in connection with transfer of securities, and
         (iii) pursuant to proper instructions to take such other actions with respect to collection or receipt of funds or transfer of securities which involve an investment decision."

         4.   Except as amended above, all the provisions of the

Custodian Agreement as heretofore in effect shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this

Amendment as of the date first set forth above.


                        ALLIANCE SHORT-TERM MULTI-MARKET TRUST
                          INC.

                        By /s/ Edmund P. Bergan, Jr.
                           __________________________________
                             Title


                        BROWN BROTHERS HARRIMAN & CO.


                        Per pro /s/ Douglas A. Donahue
                                _____________________________















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